Exhibit 99.1

ContraVir Pharmaceuticals Provides an Update to Corporate Objectives

EDISON, N.J., Aug. 06, 2018 (GLOBE NEWSWIRE) — ContraVir Pharmaceuticals, Inc. (CTRV), a biopharmaceutical company focused on the development and commercialization of therapeutic drugs for the treatment of hepatitis B virus (HBV), announced an update on its business activities to date.

“2018 has brought a plethora of positive and exciting announcements placing ContraVir as one of the few companies with two clinical assets fighting against the hepatitis B virus,” said James Sapirstein, Chief Executive Officer at ContraVir. “Our team has been working diligently to hit anticipated milestones and accelerate the development of our programs. We are incredibly proud of the success we’ve achieved in such a short period of time and we look forward to additional successes and positive newsflow in the months to come.”

Clinical Pipeline Update

•                  TXL™
ContraVir previously announced it is ready to initiate the dosing of HBV patients in a dose-ranging study with an optimized formulation of TXL™ to allow for more efficient, predictable and precise delivery while reducing drug burden and maintaining consistent efficacy. The objective of the next clinical trial with TXL™ will be to characterize the pharmacokinetic profile of the new formulation in HBV patients, and to select the target dose to be advanced into a Phase 3 registration clinical development program.

•                  CRV431
A recent update was provided on the progress of the Phase 1/2a study of CRV431. Preliminary data from the first cohort demonstrate positive safety and pharmacokinetic (PK) profile for oral dosing in healthy volunteers.

“Several abstracts have been submitted for presentation at an upcoming scientific conference later this year,” said James Sapirstein. “We intend to disclose additional detailed clinical findings from our conducted studies at the conference.”

Partnership Update

•                  As any biotech company, ContraVir will continue to assess strategic alternatives to assist in the research and funding for advancement of its two clinical programs. The company continues to carry discussions with potential partners both in the U.S. and internationally. While there are no guarantees for a partnership deal to come to fruition, ContraVir remains hopeful in finding the right partner who will have a shared commitment in the search for an HBV cure. Operational performance and shareholder value continue to be the management’s focus and will strongly influence all decisions going forward.

Financial and Corporate Update

•                  In the last six months ContraVir raised approximately $13M dollars in proceeds strengthening the company’s balance sheet. The financings included $2 million from a securities purchase agreement with Iliad Research and Trading and $10.8 million from a fully marketed rights offering with Maxim Group.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative oral therapy for hepatitis B virus (HBV). The company is developing two novel anti-HBV compounds with complementary mechanisms of action. TXL™, a direct acting antiviral (DAA) nucleotide analog lipid prodrug of tenofovir (TFV), is designed to deliver higher hepatic intracellular concentrations of the active tenofovir species (tenofovir diphosphate) while reducing concentrations of tenofovir outside the liver, causing fewer off-target toxicities and side-effects. CRV431, the other anti-HBV compound, is a host-targeting antiviral (HTA) next-generation cyclophilin inhibitor with a novel chemical structure that optimizes the selective index against HBV. In vitro and in vivo studies have thus far demonstrated that CRV431 reduces HBV DNA and other viral proteins, including surface antigen (HBsAg), while offering additional benefits to mitigate liver disease. For more information, please visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated

by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-KT for the year ended December 30, 2017 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:
Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; +1 (732) 902-4028